UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: September 18, 2012 (Date of earliest event reported: September 14, 2012)

EPL OIL & GAS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16179	72-1409562
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 St. Charles Avenue, Suite 3400

New Orleans, Louisiana 70170

(Address of principal executive offices) (Zip Code)

(504) 569-1875

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 14, 2012, EPL Oil & Gas, Inc. (“EPL”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Hilcorp Energy GOM Holdings, LLC (“Hilcorp”) relating to the purchase by EPL for $550 million of 100% issued and outstanding member interests of Hilcorp Energy GOM, LLC, which owns certain shallow water Gulf of Mexico (“GOM”) shelf oil and natural gas interests.

The assets owned by the Hilcorp subsidiary to be acquired by EPL are currently producing approximately 10,000 barrels of oil equivalent (“boe”) per day, about 50% of which are oil. Estimated proved reserves as of the July 1, 2012 economic effective date totaled approximately 36.3 million boe, 54% of which are oil. The properties include three fields that Hilcorp had acquired from Chevron Corporation in Ship Shoal Block 208, South Pass 78, and South Marsh Island 239, which are all on the Central GOM shelf in the vicinity of EPL’s existing core field areas. These three fields account for 64% of the current proved reserves.

In addition to utilizing cash on hand to finance the purchase, EPL has obtained a commitment from Bank of Montreal to provide the financing necessary to complete the transaction, including an increase in its senior secured credit facility from $250 million to $750 million. The borrowing base under this expanded credit facility will be increased from $200 million to $450 million in conjunction with the acquisition. Additionally, Bank of Montreal and BMO Capital Markets have provided EPL a commitment for $200 million in the form of a senior unsecured bridge loan, which is expected to remain unutilized as EPL also plans to obtain long-term debt financing. EPL cannot make any assurances with respect to the availability of any such long-term debt financing or the amounts or timing of such long-term debt financing.

The consummation of the transactions described by the Purchase Agreement is subject to customary closing conditions. The purchase price is subject to adjustment for an economic effective date of July 1, 2012, and other customary post-effective date adjustments. EPL has submitted a 10 percent cash deposit to Hilcorp under the terms of the Purchase Agreement.

The foregoing description of the Purchase Agreement provides only a summary of the Purchase Agreement and the transactions contemplated thereunder, does not purport to be complete and is subject to and qualified in its entirety by, reference to the full text of the Purchase Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On September 17, 2012, EPL issued a press release announcing the execution of the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein. The press release is being furnished pursuant to General Instruction B.2 of Form 8-K and is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), nor is it subject to the liabilities of that section or deemed incorporated by reference into any filing made by EPL under the Exchange Act or the Securities Act of 1933.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

2.1*	Purchase Agreement dated September 14, 2012.***

99.1**	Press Release dated September 17, 2012 announcing execution of Purchase Agreement.

*	Filed herewith
**	Furnished herewith
***	The exhibits and schedules to the Purchase Agreement have been omitted pursuant to Item 601(b) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 18, 2012

EPL OIL & GAS, INC.

By:	/s/ David P. Cedro

David P. Cedro
Senior Vice President, Chief Accounting Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Purchase Agreement dated September 14, 2012.***

99.1**	Press Release dated September 17, 2012 announcing execution Purchase Agreement.

*	Filed herewith
**	Furnished herewith
***	The exhibits and schedules to the Purchase Agreement have been omitted pursuant to Item 601(b) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request.